Exhibit 23.2

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

515 South 400 East, Suite 100

Salt Lake City, UT 84111

_______________

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-effective Amendment No. 2 (File No. 333-210960) to Form S-1 of RC-1, Inc. of our report dated April 26, 2016, relating to our audit of the financial statements of RC-1, Inc., as of December 31, 2015 and for the year ended December 31, 2015. Our report dated April 26, 2016, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to us under the heading “experts” in such Registration Statement.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah

October 20, 2017